EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Christine Yang	Camille Payne
Trout Group	Kaleidoscope Marketing Group
646-378-2929	212-479-1028

Response Genetics, Inc. to Perform the MAGE-A3 Screening Assay for the Current GlaxoSmithKline Phase III Novel MAGE-A3 Cancer Immunotherapeutic in
Non-Small Cell Lung Cancer

LOS ANGELES, January 22, 2008—Response Genetics, Inc. (NASDAQ: RGDX) today announced that it has begun performing the MAGE-A3 gene expression screening assay for GlaxoSmithKline’s (GSK) Phase III clinical trial of the investigational MAGE-A3 Antigen-Specific Cancer Immunotherapeutic (ASCI) as adjuvant therapy in MAGE-A3 positive patients with stage IB, II or IIIA Non-Small Cell Lung Cancer (NSCLC). These assays will be performed in formalin-fixed paraffin-embedded tissue.

“We are pleased to be working with GlaxoSmithKline in support of this important clinical trial,” said Kathleen Danenberg, President and CEO of Response Genetics. “This would be the largest clinical trial ever conducted in lung cancer treatment and, with approximately 35 to 50 percent of early NSCLC expressing the MAGE-A3 tumor-specific antigen, we are excited to be involved and to be providing our biomarker analysis.”

GSK has begun recruiting for a Phase III trial evaluating MAGE-A3 ASCI as adjuvant therapy in MAGE-A3 positive patients with NSCLC. With a target of about 2,270 patients, the randomized, double-blind, and placebo-controlled MAGRIT trial will enroll patients with stage IB, II or IIIA resected NSCLC. This would be the largest clinical trial ever conducted in lung cancer treatment. All patients participating in the trial have cancers expressing a tumor-specific antigen, MAGE-A3, which is present in approximately 35 to 50 percent of early NSCLC. The primary endpoint of the trial is disease-free survival.

About Response Genetics, Inc.
Response Genetics, Inc. (“RGI”) (NASDAQ: RGDX) is engaged in the research and development of pharmacogenomic cancer diagnostic tests based on its proprietary and patented technologies. RGI’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin embedded specimens. RGI currently generates revenue primarily from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The company was founded in 1999 and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

-more-

Forward Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of Response Genetics, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company to analyze cancer samples, the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "projects", "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward- looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward- looking statements, whether because of new information, future events or otherwise, except as required by law.

###